EXHIBIT 10.5

AMENDMENT NO. 1

TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Amendment”) is effective as of December 29, 2008 between Spark Networks, Inc. (the “Company”) and Brett Zane (“Executive”), the Company’s Chief Financial Officer. Capitalized terms used herein and not defined shall have the meanings given to them in the Executive Employment Agreement, effective November 27, 2007, between Executive and the Company (the “Agreement”).

NOW, THEREFORE, for good and valuable consideration and intending to be legally bound hereby, the parties amend the Agreement as follows:

1. Section 5(d) of the Agreement is amended by adding the following new sentence to the end thereof:

Notwithstanding the above, the occurrence of any of the events described in the foregoing sentence shall not constitute Good Reason unless Executive gives Company written notice, within thirty (30) calendar days after Executive has knowledge of the occurrence of any of the events described in the foregoing sentence, that such circumstances constitute Good Reason and Company thereafter fails to cure such circumstances within thirty (30) days after receipt of such notice.

2. The first sentence of Section 5(e) of the Agreement is amended and restated, in its entirety, as follows:

If Company terminates this Agreement without Cause under Section 5(a) or if Executive terminates this Agreement for Good Reason under Section 5(d), Executive shall receive severance pay from Company for a period of six (6) months following termination payable in accordance with Company’s normal payroll cycle and commencing with the first payroll cycle which occurs thirty (30) days following termination, provided, however, that Executive must, within the thirty (30)-day period following termination, execute a Separation Agreement that includes a general mutual release by Company and Executive in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to Company and Executive, and Executive does not revoke the mutual general release within any legally required revocation period, if applicable.

3. Section 5(e) of the Agreement is further amended by adding the following new paragraph at the end thereof:

Notwithstanding any provision in this Agreement to the contrary, in the event that Executive is a “specified employee” (as defined in Section 409A of the Internal Revenue Code (the “Code”)), any severance pay or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code (together, “Specified Employee Payments”) shall not be paid before the expiration of a period of six (6) months following the date of Executive’s termination of employment (or before the date of Executive’s death, if earlier). The Specified Employee Payments to which Executive would otherwise have been entitled during the six (6)-month period following the date of Executive’s termination of employment shall be accumulated and paid as soon as administratively practicable following the first day of the seventh month following the date of Executive’s termination of employment, with interest on each of the Specified Employee Payments for the period of deferral, at the prime rate, as published in the Wall Street Journal (which shall be adjusted on the effective date of each change in rate) plus 300 basis points.

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Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms. Notwithstanding the foregoing, to the extent that there is any inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment on December 29, 2008.

SPARK NETWORKS, INC.

/s/ Joshua A. Kreinberg

By: Joshua A. Kreinberg

EXECUTIVE

/s/ Brett Zane

By: Brett Zane

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